EXHIBIT 99.1

Gryphon Gold Corporation

Gryphon Reports Further Encouraging Drill Results from Graben Zone, Borealis, Nevada

June 13, 2006 — Denver, CO and Vancouver, BC. Gryphon Gold Corporation (GGN: TSX; GYPH:OTC.BB) reports new drilling and assay results from its ongoing Graben exploration drilling program at its 100% owned Borealis Project, Nevada. This drilling has both extended the Graben mineralized zone to the west in three holes and has extended the known mineralization in both the center and southern portion of the zone.

Hole GGC-G-9, G-11 and G-13 represent good lengths of new gold and silver mineralization. These three holes are expanding gold mineralization into new areas to the west of the previously recognized Graben zone. Holes G-8 and G-10 are holes that encountered mineralization in the central and southern edges of the Graben zone. These holes are reported below and a plan map showing their relationship to the previous holes (as reported in our April 20th, 2006 release), will be posted on Gryphon’s website once this release has been fully disseminated. The table below shows drilling intercepts and the true width has not been determined.

GRABEN GGC Hole Number	From (ft)	To (ft)	Interval (ft)	Gold (oz per ton)	Silver (oz per ton)

#G-08	635	730	95	0.03	nil

#G-09	705	880	175	0.07	0.97
Including	785	815	30	0.19	1.40

#G-10	950	975	25	0.03	nil

#G-11	550	925	375	0.05	0.10
And	995	150	155	0.03	0.13

#G-12-Lost

#G-13	800	935	135	0.14	0.64
Including	805	850	45	0.30	0.72
And	810	820	10	0.76	0.65

Exploration drilling in the Graben will be continuing as the results from this phase of the program is confirming that gold mineralization continues to the north and west end of the zone. Future planned drilling will continue to focus on expanding gold mineralization into previously untested areas of the property. G12 will be redrilled.

Eklund Drilling Company of Elko, Nevada, provided reverse circulation drilling services. Drill bit size equaled 5 1/4 inches in diameter and samples were collected at 5-foot intervals (1.5 meters). All drill samples were bagged and sealed at the drill site by drill contractor employees, placed in bins, and delivered to a secure storage. Two assaying companies performed the fire assaying services reported in this press release. Both American Assay Laboratories (AAL) and Inspectorate Laboratories in Sparks, Nevada picked up the sample bins from secure storage. Both companies are ISO/IEC 17025 certified and

Head Office:   Suite 360-390 Union Blvd. — Lakewood, CO – 80228 — USA
Vancouver Office:   810-1130 W. Pender St. — Vancouver, BC – Canada — V6E 4A4
Toll Free:   1.888.261.2229

has successfully completed Canadian proficiency testing (CCRMP). Drill cuttings were dried, crushed to –10 mesh, rotary split to 1,000 grams, pulverized to –150 mesh, split to 350 gram pulps, fire assayed for gold and silver using 1-assay ton fire assay with gravimetric finish. Strict QA/QC protocol was followed, including the insertion of standards and blanks on a regular basis in the assaying process.

General oversight supervision for the drilling, assaying, and compilation of this news release were conducted under the supervision of Dr. Roger C. Steininger, CPG 7417, and Mr. David Harvey, State of Washington, Geologist License #2403, both considered Qualified Persons as defined in Canadian National Instrument 43-101.

Gryphon Gold is a Nevada corporation in the business of acquiring and developing gold properties in the United States. Gryphon Gold’s principal property is the 1.5 million ounce (M&I) Borealis Property located in the Walker Lane Gold Belt in Western Nevada.

For further information contact:   Allen Gordon, Chief Executive Officer or Steve Craig, Vice President
Exploration at 303-988-5777

www.gryphongold.com

This press release contains “forward-looking information” which may include, but is not limited to, statements with respect to our planned exploration program. Such forward-looking statement reflects our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined under the section titles “Risk Factors and Uncertainties” in our prospectus (available at www.sedar.com) and registration statement filed with the SEC (available at www.sec.gov). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements.

Head Office:   Suite 360-390 Union Blvd. — Lakewood, CO – 80228 — USA
Vancouver Office:   810-1130 W. Pender St. — Vancouver, BC – Canada — V6E 4A4
Toll Free:   1.888.261.2229